UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 5, 2025

Date of Report (Date of earliest event reported)

IMMERSION CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-38334	94-3180138
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2999 N.E. 191st Street, Suite 610, Aventura, FL 33180

(Address of principal executive offices and zip code)

(408) 467-1900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IMMR	The Nasdaq Global Market
Series C Junior Participating Preferred Stock Purchase Rights

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01 Entry into a Material Definitive Agreement

On December 5, 2025 (the “Effective Date”), Immersion Corporation (the “Company”) entered into a letter agreement (the “Agreement”) with Scott A. Larson (Mr. Larson, collectively with the Irrevocable Larson Family Investment Trust, of which Mr. Larson is the sole trustee and beneficiary (the “Trust”), and each affiliate and associate of Mr. Larson and the Trust over which either has control, the “Investor Group”).

Pursuant to the Agreement, the Investor Group agreed to withdraw its request for certain materials from the Company, cease any and all solicitation and other activities in connection with the Company’s annual meeting of stockholders for the fiscal year ended April 30, 2025, and provide to the Company any and all materials and information that pertain to the Company regarding stockholders of the Company that have communicated with the Investor Group or its representatives after January 1, 2025 about the Company.

The Agreement will remain in effect from the Effective Date until December 31, 2027 (such period, the “Restricted Period”).

During the Restricted Period, the Agreement provides, among other things, that:

•
at each annual or special meeting of the Company’s stockholders, the Investor Group will vote all shares of voting securities of the Company beneficially owned by it, and over which it has the right to vote, in accordance with the recommendation of the Company’s board of directors (the “Board”) with respect to (i) each election of directors, any removal of directors and any replacement of directors and (ii) any other proposals or business that may be submitted to the stockholders of the Company by either the Company or any stockholder of the Company, except if Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC (“Glass Lewis”) recommend otherwise with respect to any proposals (other than as related to (w) the election, removal or replacement of directors, (x) the implementation, ratification, modification or approval of any takeover defenses (including, for the avoidance of doubt, with respect to the Rights Agreement, dated as of November 7, 2025, by and between the Company and Computershare Trust Company, N.A., as rights agent), (y) the Company’s “say-on-pay” proposal and/or (z) any equity compensation proposal approved by the Board or any committee thereof), the Investor shall be permitted to vote in accordance with ISS’s and Glass Lewis’s recommendation, and the Investor may vote in its discretion on any proposal of the Company in respect of any Extraordinary Transaction (as defined in the Agreement);

•
the Investor Group will be subject to customary standstill restrictions, including, among other things, not: (i) acquiring any securities of the Company or any rights that would result in the Investor Group beneficially owning, controlling or otherwise having any voting interest over 9.99% or more of the then-outstanding voting securities; (ii) soliciting proxies and related matters; and (iii) engaging or participating in or publicly commenting on certain Extraordinary Transactions (as defined in the Agreement) involving the Company, each of the foregoing subject to certain exceptions as provided in the Agreement; and

•
neither the Company nor the Investor Group shall disparage or sue the other party, subject to certain exceptions.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the Company’s press release announcing the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On December 8, 2025, the Company announced that the Board has approved an increase in the quarterly dividend from $0.045 per share to $0.075 per share. The quarterly cash dividend of $0.075 per share will be paid, subject to any prior revocation, in cash on January 30, 2026 to stockholders of record as of January 19, 2026. Future dividends will be subject to further review and approval by the Board in accordance with applicable law. The Board reserves the right to declare, adjust or withdraw quarterly dividends in future periods as it reviews the Company’s capital allocation strategy from time to time.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1†*	Cooperation Agreement, dated December 5, 2025, between the Company, Scott A. Larson and the Irrevocable Larson Family Investment Trust
99.1	Press Release dated December 8, 2025, issued by the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Certain of the exhibits, schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

* Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date: December 8, 2025	By:	/s/ J. Michael Dodson
	Name:	J. Michael Dodson
	Title:	Chief Financial Officer